Exhibit 4.nn

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT dated the 29th day of February, 2008,

BETWEEN:

KIMBER RESOURCES INC., a company duly incorporated under the laws of the Province of British Columbia, having its head office located at Suite 215 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(the "Company")

AND:

MICHAEL E. HOOLE, Management Consultant, of 4776 Meadfeild Court,

in the Municipality of West Vancouver, British Columbia,

 V6E 2Y3

(the "Consultant")

WHEREAS:

A.

the Consultant was an employee and senior officer of the Company until February 28, 2008;

B.

the Company wishes to avail itself of the knowledge and experience of the Consultant on an on-going basis and desires to secure the following described management consulting services set forth and described in Section II of this Agreement (the “Services”)

C.

the Consultant is prepared to provide the Services upon the terms and conditions hereinafter provided;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and other good and valuable consideration (the receipt whereof is hereby acknowledged) the parties hereto agree as follows:

I.

TERM

This Agreement shall commence on the date first written above and shall have a term of twelve months to February 28, 2009, provided that the Agreement may be terminated upon ninety (90) days' prior written notice by either party hereto to the other party , delivered  personally or by certified mail, electronic mail (email) or facsimile transmission to the other party.  This Agreement may be renewed at the option of the Company on terms mutually acceptable to both parties by the Company giving to the Consultant not less than 60 days notice of its desire to negotiate a renewal agreement.

In the event of termination prior to completion of the Services as provided herein, the Company shall pay the Consultant the amount agreed to be paid hereunder up to the effective date of termination.

II.

CONSULTANT'S SERVICES

At times and locations designated by Company's Representative (as defined below), the Consultant will spend a significant amount of his working time and attention on the business and affairs of the Company and will provide on-going management consulting services to the Company including:

1.

advice on the execution of the corporate secretarial function of the Company;

2.

advice on the development of Corporate Governance policies;

3.

providing background and historical information in relation to the affairs of the Company;

4.

assistance in the preparation of corporate documents such as the Company’s Annual Report (Form 20-F), Proxy materials and Information Circular; and

5.

advice and assistance in the management of outside legal counsel,

all of which are herein referred to as the “Services”.

The Consultant agrees, except as otherwise expressly provided herein, to (a) provide the Services required under this Agreement, (b) report and pay all taxes applicable to the Services furnished by Consultant under this Agreement.

Consultant shall keep Company fully advised and informed at all times with respect to the progress of the Services and results obtained there from as provided in Section VII.

Consultant warrants that such Services shall be performed in a good workmanlike manner with due diligence and without undue delays or interruptions.  Consultant further agrees that the Services shall be performed as economically as possible.

It is expressly understood and agreed that the Consultant will not be responsible for any aspect of the management of the Company’s business and will not be required to engage in the “practice of law” as that term is defined in the Legal Professions Act of British Columbia in the performance of the Services.  The Consultant will make recommendations to the Company on the appropriate manner to deal with legal issues and will recommend appropriate legal counsel to provide legal advice on such issues.  It is understood and agreed that all decisions on dealing with legal matters shall be the Company’s.

III.

OFFICE SPACE

Although some of the services may be provided from a remote location, the Company will provide temporary office space for the Consultant when it is necessary for the Consultant to work in the Company’s office and have access to the Company’s records.

IV.

PAYMENT TO CONSULTANT

The Company shall pay to the Consultant a monthly retainer of $4,000 for performance of the Services plus the sum of $125 per hour for each hour worked by the Consultant on behalf of the Company, in excess of 32 hours each month.

The Company will reimburse the Consultant for any out-of pocket expenses, including travel expenses, reasonably incurred in the performance of the Agreement.

V.

COMPANY'S REPRESENTATIVES

The Company's Representatives who may authorize Services to be performed hereunder or who may terminate this Agreement are Gordon Cummings, Lyn Davies, and any Company officer or any other Company employee or agent who may be so designated in writing by the foregoing officers of the Company.

VI.

INDEPENDENT CONSULTANT RELATIONSHIP

In the performance of consulting services hereunder the Consultant shall be an independent contractor and not an employee, partner or agent of the Corporation.  As such, the Consultant shall have full and complete discretion in determining the manner, times and places for the performance of such services.  As an independent contractor, the Consultant shall be responsible for the payment of all income taxes and Canada Pension Plan contributions attributable to any payments made pursuant to this Agreement or otherwise payable by the Consultant.  The Consultant agrees during the Term and thereafter to indemnify and save harmless the Corporation from and against any and all manner of actions, claims and demands which may be made against them or any of them in respect of any fees, assessments, contributions, levies, rates, taxes or other charges made, demanded, assessed or otherwise claimed by any provincial or federal government or other body of competent jurisdiction in respect of any monies paid to the Consultant pursuant to this Agreement.  The Consultant shall be responsible for collecting and remitting applicable GST and income taxes.

VII.

REPORTING

The Consultant shall keep the Company fully advised and informed at all times with respect to the progress of the Services and the results obtained there from.  The Consultant shall promptly notify the Company in writing of all accidents, claims (including, without limitation, asserted liens and other encumbrances) and losses arising out of or in connection with the Services.  The Consultant shall maintain true and correct sets of records in connection with the Services and all transactions related thereto.  Such records shall be retained for a period of not less than twenty-four (24) months after the date of completion of the Services.

VIII.

CONFIDENTIAL INFORMATION

The Consultant will treat all information provided by the Company as confidential (the “Confidential Information”), and except as herein provided will not disclose the Confidential Information to any third party without the Company’s prior written consent.  The Consultant will not use the Confidential Information in any way detrimental to the Company and will not directly or indirectly use the Confidential Information for any purpose other than the performance of the Services.  All Confidential Information furnished to or obtained by the Consultant is and will remain the confidential property of the Company and will be returned to the Company forthwith upon request, along with all copies of, summaries of, and excerpts from such Confidential Information.

The Consultant need not keep confidential hereunder, (i) any Confidential Information that the Consultant can demonstrate was rightfully in its possession prior to the disclosure by Company, (ii) any Confidential Information that is or hereafter becomes properly and legally generally available to the public, or (iii) any Confidential Information provided to the Consultant by a third party under no obligation of confidentiality to the Company.

IX.

CORPORATE POLICIES

The Consultant agrees to abide by the Company’s Code of Conduct, a copy of which is attached as Exhibit “A”, provided that it is mutually understood that the Consultant has or may have other clients and other business or community relationships and therefore the provisions of sections 12 and 13 of the Company’s Code of Conduct may not be directly applicable to the Consultant.  The Consultant will identify to the Company on a timely basis any conflicts that have arisen or the Consultant believes may arise and the parties will negotiate in good faith a method of dealing with said conflicts.

As the Consultant will be privy to information from time to time which may not be in the public domain, the Consultant hereby acknowledges receipt of the Company’s Corporate Policy on Insider Trading, a copy of which is attached as Exhibit “B” and agrees to adhere to and abide by the terms of such policy.

X.

NOTICES

Any notice or other communication required or permitted to be given hereunder by either party hereto to the other party, in any capacity (hereinafter called a "Notice") shall be in writing and shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, faxed, emailed or delivered, to the address of such other party hereinafter set forth:

If to the Company:

KIMBER RESOURCES INC.

Suite 215 - 800 West Pender Street,

Vancouver, British Columbia, V6C 2V6

Fax # : 604 669-8577

Email:  gcummings@kimberresources.com

If to the Consultant:

MICHAEL E. HOOLE

4776 Meadfeild Court,

West Vancouver, British Columbia, V6E 2Y3

Email:  michaelhoole@hotmail.com

or to such substitute address as such party may from time to time direct in writing, and any such Notice shall be deemed to have been received, if mailed, on the 3rd day following the date of mailing, if faxed, on the first business day after the date of transmission, if emailed, on the date of emailing, provided confirmation of receipt has been received by the sender and if delivered, upon the day of delivery.

XI.

COMPLIANCE WITH LAWS AND TERMS OF AGREEMENT

In the performance of the Services, Consultant shall fully comply with the requirements of any and all applicable laws, regulations and orders of any governmental body having jurisdiction over the performance of this Agreement.

XII.

GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia

XIII.

AMENDMENTS

No amendment or modification of this Agreement shall be valid unless evidenced by writing, signed by the Consultant and by the Company's Representative.

XIV.

SEVERANCE

Each provision of the Agreement shall be deemed to be separate and severable from the others of them.  If any provisions of the Agreement are determined to be invalid or unenforceable in any jurisdiction, such determination and the consequential severance (if any) shall not invalidate the rest of the Agreement which shall remain in full force and effect as if such provision had not been made a part thereof, nor shall it affect the validity or enforceability of such provision in any other jurisdiction.

XV.

WAIVERS

No waiver of any provision of the Agreement nor consent to any departure therefrom, by any of the parties shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.  No default or delay on the part of any of the parties in exercising any rights, powers or privileges under this Agreement shall operate as a waiver of any other right hereunder.  A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

XVI.

AGREEMENT IN ENTIRETY

This Agreement sets forth the full and complete agreement of the Parties hereto.  This Agreement supersedes any and all proposals, negotiations and representations the Parties made or had prior to the execution hereof relative to the subject matter of this Agreement.  If any of the Services provided for by this Agreement were commenced by the Consultant under oral agreement prior to the execution of this Agreement, this written Agreement shall apply thereto in the same manner as if made before the performance of the Services was commenced.  In the event of any conflict between the provisions of this instrument, the provision of its attached exhibits and the provisions of any other attachments thereto, the provisions of this instrument shall prevail and control the operation of this Agreement.  The obligations contained in Sections IV, VIII, IX, X, XI, and XII shall survive the termination of this Agreement regardless of the cause or reason for termination.

XVII.

SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respect heirs executors administrators, successors and permitted assigns.

IN WITNESS WHEREOF the Company and the Consultant have caused this Agreement to be executed and delivered as of the day and year first above written.

KIMBER RESOURCES INC.

“Gordon Cummings”

per:______________________________________

Director

SIGNED, SEALED AND DELIVERED by

MICHAEL E. HOOLE in the presence of:

 “Maria Cristina Martinez Cairo”

_________________________________________

Signature

 Cristina Martinez

_________________________________________

Name

 220 – 3875  W 4th Ave.

_________________________________________

Address

 Vancouver, BC, V6R 4H8 ________________________________________

_________________________________________

Office Manager

_________________________________________

Occupation

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	“M. E. Hoole” ___________________________________ MICHAEL E. HOOLE

Exhibit “A”

SECTION 26 – CODE OF CONDUCT

1	Introduction ………………………………………………………………........	3
2	Purpose of Code………………………………………………………………..	3
3	Application of Code………………………………………………………........	3
4	Health & Safety………………………………………………………………...	4
5	Respect for Kimber Personnel…………………………………………….........	4
6	Respect for Local Peoples……………………………………………………...	4
7	Compliance with the Law……………………………………………………...	4
8	Facilitation Payments…………………………………………………………..	5
9	Entertainment and Gifts………………………………………………………..	6
10	Selection of Suppliers and Contractors………………………………………...	6
11	Financial Records………………………………………………………………	6
12	Conflicts of Interest…………………………………………………………….	7
13	Outside Activities………………………………………………………………	8
14	Improper Influence – External Auditor………………………………………...	8
15	Trading in Securities of Kimber………………………………………………..	8
16	Confidential Information……………………………………………………….	9
17	Use of Corporate Facilities, Equipment, Supplies, Information and Opportunities……………………………………………………………………..	10
18	Hiring of Relatives……………………………………………………………….	10
19	Reporting Illegal or Unethical Behaviour (Whistle Blowing)…………………...	10
20	Compliance with Corporate Policies…………………………………………….	13
21	Management Override of Company Policy or Internal Controls………………	13
22	Waivers…………………………………………………………………………	13
23	Annual Certification……………………………………………………………...	13
	Appendix A………………………………………………………………………	14

1.

Introduction

Kimber Resources Inc. (“Kimber”) expects all directors, officers and employees of Kimber and its subsidiaries (collectively the “Company” and all such directors, officers and employees collectively “Kimber personnel”) to adhere to a high standard of personal and professional integrity and to avoid any conduct that might reflect unfavourably upon Kimber personnel or upon the Company.

The Company’s reputation will be a direct result of the integrity and competence of the people who conduct its business.  Every Company director, officer and employee is a representative of the Company in his or her relationship with others including suppliers, contractors, customers, other employees, governments, investors, competitors, and the general public.  The Company’s business goals are important and demanding, but they must be achieved honestly and ethically.

With these qualifications in mind, the Board of Directors of Kimber has adopted this Code of Conduct which sets forth the standards of behaviour which the Company requires of Kimber personnel.

Directors, officers and employees are encouraged to discuss the application of this Code to specific circumstances, and are required to report any contravention of the Code to the Business Ethics Officer of Kimber.

2.

Purpose of the Code

This Code is to inform Kimber personnel of the ethical and business standards that the Company requires Kimber personnel to adhere to.  It also covers procedures to be followed when there is uncertainty as to the right way to behave.  While this Code covers the majority of circumstances individuals are likely to encounter, it cannot and does not attempt to provide a set of instructions for every situation.  There is no substitute for Kimber personnel having a well-developed sense of right and wrong.

3.

Application of the Code

The provisions of this Code are mandatory and apply to Kimber, its subsidiaries, all Kimber personnel and to joint-ventures managed by the Company.

Subsidiary companies are expected to adopt the Code and to disseminate its provisions to their employees.  It will be the responsibility of the Chief Executive Officer of any subsidiary company to ensure that the provisions of this Code are complied with by that subsidiary and its directors, officers and employees.  Compliance is expected under all circumstances.  All Kimber personnel who have executive or managerial responsibilities are expected to ensure that the provisions of this Code are communicated to all employees reporting to him or her and must report any contravention of this Code promptly to the Business Ethics Officer of Kimber.  The Code affirms in specific terms the Company’s commitment to uphold high moral and ethical standards and sets out basic behavioral standards required of those conducting its business.

Overzealousness, good intentions the seeking of legal advice on anything other than a timely basis will not excuse violations of this Code.  While the Company’s activities are subject to a variety of laws, legal standards and customs in the jurisdictions in which it operates, the Board of Directors of Kimber believes that honesty, integrity and fairness are the essential standards to be observed.

Actions, or failure to act, in contravention of the Code will be considered as unauthorized and outside the course of employment and will be subject to disciplinary actions, which may include dismissal for cause.  The Company will not indemnify Kimber personnel for their costs which arise out of such conduct.

4.

Health and Safety

All Kimber personnel will give the highest priority to the health and safety of their fellow employees, those who work with them, and the general public. The Company’s approach to health and safety is governed by the Company’s Occupational Health & Safety Policy and the committee of the Board of Directors of Kimber charged with that responsibility.

5.

Respect for Kimber Personnel

The Company and its management and supervisory personnel will treat all Kimber personnel with respect, regardless of their race, national origin, religion, gender, sexual orientation, or any disability.  No abusive or harassing conduct, including unwelcome sexual advances, will be tolerated.

6.

Respect for Local Peoples

The Company, its management, and employees will treat the communities within which it operates, their people and their culture, with respect, and the well-being of those peoples will be a principal concern of the Company. The Company will work with the people of the communities in which it operates towards a mutually beneficial relationship.

7.

Compliance with the Law

Kimber personnel will comply with all legal requirements applicable to the Company’s business including The Corruption of Foreign Public Officials Act of Canada and the Foreign Corrupt Practices Act of the United States.  Agreements or arrangements need not necessarily be in writing for contravention to be inferred from the conduct of the parties.  If this Code does not cover a particular situation or if the application or interpretation of a local law is uncertain, or in circumstances where the proper course of ethical conduct is unclear, Kimber personnel should seek the assistance of their superior or, if a director, from the Board of Directors of Kimber who or which, if necessary, should seek competent legal advice from either a lawyer retained by such superior or Board of Directors or from Kimber’s counsel.  If there is not sufficient time to obtain such advice, Kimber personnel should conduct themselves in a manner they would not hesitate to have fully and publicly disclosed.  Supervisors, on learning of any contravention of this Code, shall take appropriate corrective action.  Ignorance of the law is not a defense.

8.

Facilitation Payments

Except in the exceptional circumstances listed below, no unlawful or otherwise improper payment or gift is to be made or offered with a view to assisting Kimber to obtain or retain business, to affect the enactment or enforcement of any laws, or otherwise to obtain favours.

In some countries, public officials may expect “facilitating payments” for performing routine functions.  Such payments are illegal and Kimber personnel may not make them. The only exceptions are “facilitating payments” made to expedite or secure performance by a foreign public official of any act of a routine nature that is part of that person’s duties or functions, provided that such payment may not be made to influence a decision to award new business or to continue doing business with a particular party. Examples of “facilitating payments” that may be made in exceptional circumstances are payments for:

a)

passage at a police road block where payment is required to continue a journey;

b)

issuance of a permit, license or other  document to qualify a person to do work;

c)

processing of official documents;

d)

provision of services normally offered to the public; and

e)

provision of services normally provided to the public such as police protection, loading/unloading of cargo, protection of commodities from deterioration or scheduling of inspections related to contract performance or transit of goods.

If Kimber personnel are required to make any facilitating payment to a public official, the payment and the circumstances must be documented in a written report, which must be delivered to the President of Kimber or its legal counsel.

9.

Entertainment and Gifts

Kimber personnel shall not offer, or furnish on behalf of the Company, extravagant gifts or excessive entertainment or benefits to others.

Modest gifts, reasonable entertainment and other courtesies may be extended by appropriate Kimber personnel to persons or entities doing business or otherwise having dealings with the Company.

No gift or entertainment should be of such value as to constitute a real personal enrichment of the recipient.  Public scrutiny of the gift, entertainment or courtesy should not be embarrassing or reflect unfavourably upon the Company or the recipient.

10.

Selection of Suppliers and Contractors

Kimber personnel are required to select and deal with suppliers, customers and others doing or seeking to do business with the Company in a completely impartial manner, without favour or preference based upon any considerations other than the best interests of the Company.  Kimber personnel must not use their position to obtain personal gain or benefit from other Kimber personnel or from those doing or seeking to do business with the Company.

Kimber personnel must not seek or accept, directly or indirectly, any gifts, payments, services, loans or other benefits from a supplier or other individual or entity that does or seeks to do business with, or is a competitor of, the Company.  This prohibition does not extend to the borrowing on commercial terms from entities in the business of lending and does not prevent Kimber personnel from accepting modest gifts, favours, or entertainment provided the conditions set forth in Section 9 (Entertainment and Gifts) are met.  No gift, favour or entertainment shall be of such nature as might affect, or reasonably be thought by others to affect, a person’s judgment or conduct in matters involving the Company.

11.

Financial Records

The Company’s books, records and accounts must reflect, in an accurate and timely manner, all of the Company’s transactions fairly and in reasonable detail in accordance with a high standard of integrity and generally accepted accounting principles.

Appropriate records must be kept of all transactions and there are to be no cash funds, bank accounts, investments or other assets which are either not recorded or inadequately recorded on the books of the Company.  No payment is to be approved without reasonable supporting documentation.

Individuals and entities with whom the Company deals may request that commissions, service fees and other payments be remitted to third persons or bank accounts in third countries.  Such payments may be made only if (i) the amount payable does not arise from artificial additions to normal pricing; (ii) payment is authorized in writing by the individual or entity earning the commission; fee or other payment; (iii) payment is made to the same individual or entity to which it is owed or to an affiliate under common ownership, (iv) payment will not knowingly violate applicable law and (v) the payment is fully recorded.

Frank disclosure is to be made to all reasonable enquiries by Kimber’s auditors and legal advisors.

12.

Conflicts of Interest

Although Kimber personnel are entitled to privacy in their personal affairs, they have a duty to manage their outside interests, activities and influences so that they do not impair the exercise of their independent judgment, fiduciary responsibility, initiative or efficiency in acting for the Company, or expose themselves and/or the Company to legal liability or public criticism.

All Kimber personnel shall disclose promptly and in writing any personal situation or transaction which is or may be in conflict with the intent of this Code. Disclosure shall be made to the President or Secretary of the Kimber.  The President or Secretary shall determine what action, if any, should be taken by such Kimber personnel and shall recommend that action in writing.

If a conflict exists, and there is no failure of good faith on the part of Kimber personnel, it will be the Company’s policy to allow a reasonable amount of time for them to correct the situation in order to prevent undue hardship or loss to them.  Decisions in this regard shall, however, be within the sole discretion of the Company’s management, whose first concern must be the interests of the Company.

Potential conflicts of interest are so varied that it is impracticable to establish universal criteria in this Code as to what constitutes a prohibited conflict of interest.

Set forth below are some of the more common situations which involve a conflict of interest and which Kimber personnel should avoid unless prior written approval has been obtained from the President or Secretary of Kimber or the Chief Executive Officer of any of its subsidiaries; which approval shall only be given if, in the reasonable opinion of such officer, it will not result in a detriment to the Company.

-

a partnership, profit sharing arrangement, creditor/debtor relationship with any company or individual having a business relationship with the Company;

-

any Kimber personnel or member of their immediate family serving as an agent, representative, director, officer, or employee of, or consultant to, any company (other than a subsidiary of Kimber) or individual having a business relationship with the Company;

-

the acceptance of any loan or other financial benefit from any company or individual having a business relationship with the Company (other than borrowing on commercial terms from entities in the business of lending).

-

the holding, directly or by a member of Kimber personnel’s immediate family, of a substantial financial interest in any business entity that does or seeks to do business with, or is in competition with the Company (a substantial financial interest will be presumed where ownership is in excess of 1% in a company traded on a stock exchange and the investment constitutes more than 5% of such member of Kimber personnel’s total assets or where an ownership interest in any other business contributes more than 10 % of the annual income of the Kimber personnel and his or her immediate family.)  The above does not apply to companies used by staff members to sell their personal services to the Company.

13.

Outside Activities

The Company commends part-time participation by Kimber personnel in public service and management will, whenever applicable, approve and support such activity.  Kimber personnel should, however, ensure that they do not participate in organizations or groups whose objectives are opposed to those of the Company.  They should obtain approval of management before assuming any office or directorship or participating in any activity that would tend to deprive the Company of the time and attention required of the Kimber personnel to perform his or her duties to the Company properly.

14.

Improper Influence – External Auditor

Kimber personnel must never improperly influence or attempt to improperly influence any person acting as an external auditor of Kimber.

15.

Trading in Securities of Kimber

Kimber personnel are encouraged to invest in Kimber’s shares.  Kimber personnel and members of their immediate families, however, must avoid trading in shares of Kimber or of any company in a “special relationship” with the Company, when in possession of confidential material information which, if generally available, would reasonably be expected to have a significant effect on the market price or value of Kimber’s shares or the shares of the company in a special relationship with the Company.  Such activity is self-evidently unethical, and in many jurisdictions, illegal.

Kimber personnel shall not purchase or sell securities of Kimber while in possession of material information concerning the Company or a company in a “special relationship” with the Company that has not previously been disclosed to the public, nor, except in the necessary course of business, shall Kimber personnel inform any individual or entity of any such material information (see Kimber’s Insider Trading Policy).

Specific confidential information that could be material would include information concerning a significant mineral discovery, drill results, economic appraisal, unpublished sales or earnings figures, a stock split, proposed merger or acquisition, a change in dividend policy, a technical advance of unusually economic significance, or any other information, favourable or unfavourable, which has not been generally disclosed, to the investing public for at least one full trading day and which, when disclosed, would reasonably be expected to affect the market price or value of Kimber’s shares.

A company is deemed to be in a “special relationship” with the Company if the Company owns directly or indirectly 10% or more of the shares of that company, is proposing to make a take-over bid for that company, become a party to a reorganization, amalgamation, merger, arrangement or similar business combination with that company, or acquire a substantial portion of that company’s property.

Securities laws in the various jurisdictions are complex and diverse and quasi-criminal and civil sanctions are imposed upon those who breach such laws.  Kimber personnel should consult Kimber’s legal counsel or legal staff of the local business unit if there is any question as to the application or interpretation of the law relating to insider trading.

These provisions shall also apply to trading in shares of any publicly traded subsidiary or affiliated company of Kimber.

16.

Confidential Information

Unless previously published, the Company’s technical, commercial, and financial information is proprietary and confidential and Kimber personnel are prohibited from revealing such information, except where disclosure is deemed to be in the best interest of the Company, without proper authorization.  Much of this information, including technical data such as drill results, commercial information such as negotiations which are in progress, and other information which could affect Kimber’s share price, must not be revealed under any circumstances until it has become public knowledge.

Kimber personnel must not disclose to the Company any proprietary information or trade secrets of any former employer or other person or entity with whom obligations of confidentiality exist.  Similarly, they have a continuing obligation to protect confidential information after their employment or other business relationship with the Company has terminated.

17.

Use of Corporate Facilities, Equipment, Supplies, Information and Opportunities

Kimber personnel’s access to Company facilities, equipment and supplies is made solely so that they may be used within the limits of his or her authority for the advancement of the Company’s business and not otherwise. The Company has valuable resources in the form of tangible assets such as materials, supplies and equipment and intangible assets such as services, computer systems and confidential information which are for use in the Company’s business.  Except for the occasional and reasonable use of the Company’s office equipment, Kimber personnel must not make personal use of corporate information or assets without prior approval of their superior.

If a corporate opportunity related to the Company’s business becomes available to any member of Kimber personnel, either directly or indirectly, such Kimber personnel may not accept such corporate opportunity for his or her own account or directly or indirectly offer such corporate opportunity to any other person in each case without first offering such corporate opportunity in writing to the Company (to the attention of the President of Kimber).  The Company shall communicate its decision as to whether or not it intends to accept the corporate opportunity by written notice to such Kimber personnel.  Only if the Company declines such corporate opportunity in writing are such Kimber personnel permitted to offer such corporate opportunity to a third party and only on the same terms and conditions on which it was presented to the Company.

18.

Hiring of Relatives

Where an individual being engaged is qualified to perform the tasks required to be performed, the Company does not object to relatives of Kimber personnel being hired or retained by the Company, provided that:

i)

one relative is not the immediate supervisor of the other;

ii)

the terms of engagement are no more generous than terms which could be obtained from an independent third party; and

iii)

the approving of invoices or the setting of salaries is not by a relative of the person hired.

19.

Reporting Illegal or Unethical Behaviour (Whistle Blowing)

Kimber Resources (the “Company”) is committed to building and maintaining a good reputation in the market through the ethical behavior of our personnel and contractors and the proper and effective functioning of our accounting and control system.

In support of this commitment, the Company provides a confidential and anonymous reporting process for Kimber personnel, professionals (including independent contractors) and other third parties to report concerns and complaints regarding, accounting, internal controls and auditing matters as well as serious violations of any Company policy, fraud or serious misconduct.  Employees are encouraged to report any employment or human resources related matters with their direct supervisors unless the complaint is related a violation of any laws or regulations, the compliant should be reported to the Business Ethics Officer.

Procedures for reporting concerns and complaints

The Company has established both a confidential email address and telephone hotline (for both Vancouver and Mexico offices) to receive reports of complaints.  The identity of the complainant will be confidential, unless the complainant expressly directs otherwise.  All complaints are forwarded immediately to the Business Ethic Officer appointed by the Board of Directors for investigation.

Complaints or concerns can be made in writing as orally as described below:

1.

Email – complaints@kimberresources.com

2.

Hotline- 604-669-2251 extension 118

3.

Mail – Kimber Resources Inc.

   Suite 215, 800 W. Pender Street

Vancouver, BC V6C 2V6

Canada

Attention:  Business Ethics Officer

These methods of reporting are provided and managed by independent party to ensure confidentiality and / or anonymity.

Responsibilities of Audit Committee With Respect to Whistleblower Complaints

1.

The Audit Committee shall receive, retain, investigate and act on complaints and concerns regarding questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company’s accounting policies.

2.

At the discretion of the Audit Committee, responsibilities of handling of these procedures can be delegated to the Business Ethics Officer.

3.

Each Complaint or Concern received either directly or indirectly through management or otherwise, whether openly, confidentially or anonymously, shall be reviewed by the Audit Committee.

4.

The Audit Committee shall determine who should conduct the investigation and shall be free to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results in their discretion.

Responsibilities of Management

1.

Any Complaints or Concerns that are made directly to management, whether openly, confidentially or anonymously, shall be promptly reported to the Business Ethics Officer.

2.

Management is responsible to ensure all employees are aware of the Whistleblower Policy and Procedures by including the Code of Conduct in the new employee package and requiring Employee Annual Certification as acknowledgement of the Policy and Procedures.

Responsibilities of Business Ethics Officer

1.

The Business Ethics Officer (“The Officer”) has been delegated the responsibility for receiving complaints or concerns under this policy whether openly, confidentially or anonymously.  The complaints will be investigated under the direction of the Audit Committee.

2.

If the complaint or concern is a serious matter with material impact on, or involving the Company’s Senior Management, the Officer will report the issue to the Audit Committee of Kimber within 24 hours from the time it is received. Alternatively, the complainant can mail the complaint directly to the attention of the Audit Committee to the address above.

3.

The Officer shall determine what internal resources or professional assistance, if any, is required in order to conduct a full investigation with the Audit Committee’s approval.

4.

The Officer shall promptly investigate the complaint and shall report the result of the investigation in writing, to the Audit Committee at the end of each quarter.

Protection of Whistleblowers

1.

Kimber’s management will not tolerate any retaliation by any person or group, directly or indirectly, against anyone who, in good faith, makes a complaint, raises a concern or provides assistance to the investigation.

2.

The investigation shall not reveal the identity of any person who makes a good faith complaint or concern and who asks that his or her identity remain confidential.

3.

Nothing herein shall be construed to protect a person from the consequences of their own wrongdoing however a persons’ self disclosure or wrongdoing that is not independently discovered through investigation shall be taken into account when considering the consequences to such person.

Records

The Company’s Senior Management team shall retain all records relating to any complaint or concern and to the investigation of any such complaint or concern for a period of seven years as required under the Sarbanes-Oxley Act.

20.    Compliance with Corporate Policies

Kimber personnel have an obligation to comply with all of Kimber’s corporate policies in effect from time to time.

Actions, or failure to act, contrary to the provisions of any corporate policy in effect at the relevant time will be considered as unauthorized and outside the course of employment and will be subject to disciplinary actions, which may include dismissal for cause.

Kimber personnel may at any time obtain a copy of any corporate policy in effect at such time free of charge upon request to the Secretary of Kimber Resources Inc.

21.    Management Can Not Override Controls

No employee who exercises supervision or influence over another employee shall direct, request or encourage that other employee to do anything or omit to do anything; the doing of which or the omission of which is contrary to the Code, any other policy, procedure or rule of Kimber or any applicable law.  You are required to immediately report to the Business Ethics Officer any situation in which any person attempts to direct, request or encourage you to violate the Code, or any other policy, procedure or rule of Kimber or any applicable law.

22.

Waivers

No waivers of this Code shall be granted to any officer or director of Kimber except by the Audit Committee.  Any waiver of the Code granted to any officer or director of Kimber shall be publicly disclosed in accordance with applicable securities laws and stock exchange rules.

23.

Annual Certification

All personnel of Kimber are required to sign a Code of Conduct on an annual basis.  All new personnel joining the company should receive and sign the Code as part of their induction process.  A copy of the signed Annual Certification (Appendix A) of the Code of Conduct should be kept on the employee’s personnel file.

Appendix A

CODE OF CONDUCT

Annual Certification

I ______________________________ hereby certify that I have read, acknowledge and agree to comply with the Code of Conduct of Kimber Resources.

Name:  ___________________________       Title: _____________________________

Signature: _________________________       Date: _____________________________

Please complete the certification and return this page only to the Office Manager in the Vancouver Office.

Exhibit “B”

Kimber Resources Inc.

Corporate Policy

SUBJECT: INSIDER TRADING	UP-DATED: June 29, 2007

General Policy

No directors, officers or employees of Kimber Resources Inc (“Kimber” or the “Company”) shall purchase or sell securities of Kimber or a company in a “special relationship” with Kimber while in possession of material information concerning Kimber or the company in a “special relationship” with Kimber that has not previously been disclosed to the public, nor, except in the necessary course of business, shall any such person inform any individual or entity of any such material information.

General Rules

All directors, officers and employees of Kimber shall adhere to the following rules:

1.

Do not trade in the Company’s shares if you know confidential material information that would reasonably be expected to affect the market price or the value of the Company’s shares.

2.

Do not disclose confidential material information to anyone except when necessary in the normal course of business of the Company and, if necessary, ensure that appropriate safeguards are in place to safeguard disclosure of the information to others.

3.

Do not trade in securities of any other publicly traded company with whom Kimber is conducting negotiations or with which management of Kimber is contemplating entering into negotiations which, if known, would reasonably be expected to affect the market price or value of that company’s shares.

Specific Corporate Rules

Insiders and employees of Kimber privy to confidential information on a routine basis are subject to the following restrictions:

a)

No trades in Company shares will occur without checking in writing with the  Corporate Secretary of the Company, or in the Corporate Secretary’s absence, the President, to confirm that there would be no problem in trading in the Company shares at that time and the Corporate Secretary or the President shall confirm his response in writing;

b)

Trading in the Company’s shares shall not occur until the second trading day following any public announcement by the Company.  A trading day is a day when any stock exchange on which the Company’s shares are listed is open for business;

c)

No trading will occur during any period of a trading ban or “blackout” announced by the President or the Secretary of the Company;

d)

When dealing with contractors that may be in a position to acquire confidential material information regarding the Company, provide as a term of their contract that this policy and the restrictions herein apply to such contractors.

Explanation

Insiders (as defined below) and employees of the Company are encouraged to invest in the Company’s shares.  Insiders, employees and members of their immediate families, must, however, avoid trading when in possession of confidential material information which, if generally available, would reasonably be expected to affect the market price or value of the Company’s shares.  Such activity is self-evidently unethical and illegal.

Specific confidential information that could be material would include unpublished information concerning a significant mineral discovery, drilling and other exploration results, sales or earnings figures if the Company becomes a producer, a stock split, proposed merger or acquisition, a change in dividend policy, a technical advance of unusually economic significance, or any other information, favourable or unfavourable which has not been generally disclosed to the investing public for at least 24 hours and which, when disclosed, would reasonably be expected to affect the market price or value of Kimber’s shares.

A company is deemed to be in a “special relationship” with Kimber if Kimber owns directly or indirectly 10% or more of the shares of that company, is proposing to make a take-over bid for that company, becomes a party to a reorganization, amalgamation, merger, arrangement or similar business combination with it, or acquire a substantial portion of that company’s property.  Under provincial securities laws, no one may disclose confidential material information about a publicly traded company that is in a special relationship with Kimber to anyone else.  Also, no one can buy or sell shares in a publicly traded company if he or she knows material information which is not available to the general public and that would reasonably be expected to affect the market price or value of that company’s shares.

Securities laws in the various jurisdictions are complex and diverse and quasi-criminal and civil sanctions are imposed upon those who breach such laws.  Insiders and employees should consult the Secretary of Kimber if there is any question as to the application or interpretation of the laws relating to insider trading.

Insiders

Although this policy will apply to all directors, officers and employees of the Company, there are reporting requirements imposed upon “insiders” and their transactions in the Company’s shares will be scrutinized on a regular and ongoing basis.  For the purposes of the securities legislation, “insiders” are:

1.

The Directors and senior officers (i.e. the Chairman, President & CEO, Vice-Presidents, the Chief Financial Officer and the Secretary, or any person who performs the functions normally performed by the individual occupying such office) of the Company;

2.

The five highest paid employees (including any individual mentioned in paragraph 1, but excluding a commission salesman);

3.

A director or senior officer of a company that is itself an insider of the Company (i.e. a company owning or controlling more than 10% of Kimber’s shares);

4.

A director or senior officer of a subsidiary of the Company;

5.

Any person having direct or indirect beneficial ownership of or control over more than 10% of Kimber’s outstanding shares;

6.

Kimber itself, if it acquires any of its own shares, for as long as it holds those shares.

Upon becoming an “insider” the above individuals are required to “SEDI” file an initial Insider Report within 10 days; thereafter, the “insider” must file an updated Insider Report within 10 days following a change in their holdings.

The Company has an obligation to make continuous disclosure of all information which is “material”.  There may be circumstances in which information will be withheld for valid corporate reasons.  That information may be known by insiders and/or employees prior to public disclosure.  Apart from being illegal from the individual’s standpoint, trading by insiders and/or employees when they are aware of confidential material information, or providing such information to others, will create a serious public/investor relations problem for the Company.

Company’s Responsibility

It is important to recognize that the possibility of insider trading may be reduced by taking precautionary steps to protect confidential material information.  Those employees responsible for corporate information should take the following actions:

1.

Make public disclosure of information promptly except where there is a valid business reason for maintaining the confidentiality.

2.

Maintain confidential information under secure or restricted access;

3.

Refer to projects by code name where the use of the project name may give people hearing the proper name a market tip.

4.

Alert all individuals dealing with confidential information of their responsibilities;

5.

Alert insiders, employees and contractors privy to confidential information of imposed trading restrictions.

If you have any questions or doubts about the propriety of your intended action at any time, check with the President or Secretary of the Company before taking the action.